Exhibit (l)(27)

FORM OF PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Bear Stearns Asset Management Inc. (“BSAM”) intending to be legally bound, hereby agree with each other as follows:

1. The Company hereby offers BSAM and BSAM hereby purchases $1,000 worth of shares of Class AAAA Common Stock (par value $.001 per share) (such shares hereinafter sometimes collectively known as “Shares”) at price per Share equivalent to the net asset value per share of the Shares as determined on [insert date].

2. The Company hereby acknowledges receipt from BSAM of funds in the amount of $1,000 in full payment for the Shares.

3. BSAM represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the      day of November, 2006.

THE RBB FUND, INC.

By:
Name:	Edward J. Roach
Title:	President & Treasurer

BEAR STEARNS ASSET MANAGEMENT INC.

By:
Name:
Title: